UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

September 30, 2004
 Date of Report (date of earliest event reported)

DIGITAL VIDEO SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Commission file number 0-28472

Delaware	77-0333728
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

430 Cambridge Avenue, Suite 110
Palo Alto, California    94306
(Address of principal executive offices including zip code)

(650) 322-8108
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

On September 30, 2004, Digital Video Systems, Inc. ("DVS" or the "Company") entered into an agreement with Oxcal Venture Fund, LP ("Oxcal"), the owner of 550,000 common shares of DVS Korea Co. Ltd., the Company's principal subsidiary ("DVSK"). The 550,000 shares represents a 2.62% ownership interest in DVSK. Under the terms of the agreement, Oxcal agreed to transfer its entire interest in DVSK to DVS in exchange for 396,722 shares of the Company's 8% Series C Convertible Preferred Stock (the "Series C Preferred") and 198,361 warrants (the "Warrants" and together, the "Securities"). Upon completion of this transaction, the Company's ownership interest in DVSK increased from 51.14% to 53.76%.

The agreement valued the DVSK common shares at 440 Korean won per share, the fair market value of the DVSK shares on September 20, 2004, the date the parties agreed to the terms. That amount, converted to U.S. dollars, valued the 550,000 DVSK shares at $210,435. The agreement further provided that Oxcal would receive DVS stock at a 15% premium over the value of the shares transferred, or $242,000 of DVS stock. Applying a fair market value price of $0.61 per share (the "issuance price"), the Company agreed to issue to Oxcal a total of 396,722 shares of Series C Preferred, plus 50% warrant coverage, or 198,361 Warrants to purchase shares of DVS common stock. The Warrants are exercisable for five years at $0.66 per share.

The conversion rights of the Series C Preferred are subject to stockholder approval. In addition, until receipt of stockholder approval, the Series C Preferred is nonvoting. In the event the stockholders do not approve the transaction, Oxcal will have the right to demand that the Company redeem the Series C Preferred for the $0.61 issuance price plus accrued dividends. The Company has agreed to register the underlying common stock for resale and plans to file a registration statement with the Securities and Exchange Commission as soon as practicable.

Additionally, as reported on a Form 8-K dated September 13, 2004, the Company issued a promissory note to Empire Capital Partners, LP ("Empire") in consideration of the receipt of the sum of $300,000 (the "Loan"). In connection with the Loan, on September 30, 2004, the Company agreed to issue a warrant to Empire for the purchase of 300,000 shares of the Company's common stock.

Section 3 - Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

On September 30, 2004, the Company issued the following unregistered securities:

1. The Company issued 396,722 shares of its Series C Preferred and 198,361 Warrants in a private transaction with Oxcal, an accredited investor. The consideration paid for the Securities was 550,000 common shares of DVSK owned by Oxcal, which had a fair market value of 242,000,000 Korean won or $210,435. As described in Item 1.01, the Company agreed to give Oxcal a 15% premium over the $210,435 value of the shares received, and therefore, in exchange for the DVSK shares it received, the Company issued $242,000 of its Series C Preferred at a price of $0.61 per share. The Series C Preferred converts into the Company's Common Stock, following receipt of stockholder approval, on a 1-to-1 ratio, subject to adjustment in the event of stock splits, reverse stock splits and other similar events of recapitalization. The Warrants, which represent 50% warrant coverage, are exercisable for five years at an exercise price of $0.66, subject to adjustment in the event of stock splits, reverse stock splits and other similar events of recapitalization. No commission or other compensation was paid in connection with this transaction.

The Company issued and sold such Securities pursuant to exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) and Section 4(6) of the Securities Act of 1933, as amended (the "Securities Act").

2. The Company issued 220,000 shares of common stock to one of the Company's law firms in partial payment of the outstanding obligation due the law firm. The initial per share price for these shares was $0.629, which was equal to the fair market of the Company's common stock on the date of issuance. Under the agreement, the Company and the law firm have agreed to adjust the number of shares as of the effective date of a registration statement covering the resale of the shares (the "effective date") so that the aggregate fair market value of the shares issued as of the effective date equals $219,098, which is the amount of the obligation due the firm under the agreement. These shares were sold pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

3. The Company issued 40,443 shares of common stock to one of the Company's law firms as payment of $29,927 due the legal firm. The price per share was $0.74, which was the per share price determined in accordance with a prior agreement of the parties under which shares had previously been issued. These shares were sold pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

4. The Company issued warrants to purchase 300,000 shares of common stock to Empire Capital Partners, LP. These warrants were issued in connection with the $300,000 Loan made by Empire to the Company that is the subject of the Company's Current Report on Form 8-K dated September 13, 2004. The Company agreed to issue the warrants on September 30, 2004 following the final pricing decision. The warrants are exercisable for five years at $0.61 per share. These securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

The following exhibits are filed as exhibits to this Form 8-K:

Exhibit No.		Description
3.4	(1)	Registrant's Certificate of Designation of Preferences of 8% Series C Convertible Preferred Stock
4.15		Warrant issued to Oxcal Venture Fund, LP PDF
4.16		Warrants issued to Empire Capital Partners, LP PDF
10.66		Share Exchange Agreement between the Registrant and Oxcal Venture Fund, LP, dated as of September 30, 2004 PDF

(1) Incorporated by reference from Registrant's Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 24, 2004.

     PDF Also furnished in PDF format as a courtesy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIGITAL VIDEO SYSTEMS, INC.
By:	/s/ Thomas A. Spanier Thomas A. Spanier Chief Executive Officer

Date: October 6, 2004